UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2006 (December 22, 2006)

NATIONWIDE FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12785	31-1486870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Nationwide Plaza, Columbus, Ohio	43215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 249-7111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On December 22, 2006, NFS Distributors, Inc. (NFSD), a wholly-owned subsidiary of Nationwide Financial Services, Inc. (NFS), entered into a stock purchase agreement with The Charles Schwab Corporation (Schwab) to sell The 401(k) Companies, Inc. and its subsidiaries to Schwab for $115.0 million in cash, subject to a post-closing working capital adjustment. The 401(k) Companies, Inc. is a wholly-owned subsidiary of NFSD that provides, through its subsidiary companies, administrative and record-keeping services for Internal Revenue Code Section 401(k) retirement plans.

As a part of the sale, NFS entered into a guaranty agreement with Schwab pursuant to which NFS has agreed to guarantee the performance and payment of certain obligations of NFSD under the stock purchase agreement. In particular, NFS has agreed to enforce NFSD’s performance under the non-competition and non-solicitation provisions of the stock purchase agreement and to guarantee any potential indemnification obligations of NFSD under the stock purchase agreement. The non-competition and non-solicitation provisions prohibit NFS and NFSD and its subsidiaries from (a) soliciting employees or clients of The 401(k) Companies, Inc. or its subsidiaries for a period of two years and (b) providing defined contribution plan administrative and record-keeping services to employers in the private sector large-case market for a period of three years.

Except for indemnification related to certain customary representations and warranties in the stock purchase agreement, the indemnification obligations of NFSD, and the corresponding guaranty by NFS, may not exceed $28.75 million. NFS’ potential liability for the excepted items may not exceed the purchase price.

NFS issued a press release announcing this transaction on December 22, 2006.

Item 9.01 – Financial Statements and Exhibits

(c)	Exhibits.

Exhibit 99.1 Press release dated December 22, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONWIDE FINANCIAL SERVICES, INC. (Registrant)

Date: December 22, 2006	/s/ Timothy G. Frommeyer
Timothy G. Frommeyer Senior Vice President – Chief Financial Officer